UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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[X]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)2))

[ ]	Definitive Information Statement

THE GREATER CANNABIS COMPANY, INC.

(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C of the Securities Exchange Act

of 1934, as amended

The Greater Cannabis Company, Inc.

15 Walker Avenue, Suite 101
Baltimore, MD 21208

GENERAL INFORMATION

This Information Statement (the “Information Statement”) has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.001 per share (the “Common Stock”), of The Greater Cannabis Company, Inc., a Florida Corporation (the “Company”), to notify such Stockholders that on or about June 12, 2020, the Company received written consents in lieu of a meeting of Stockholders from holders of 500,000,000 shares of voting securities representing approximately 72.28% of the shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) to amend the Company’s Certificate of Incorporation to effect the following corporate actions:

(1) to increase the number of authorized shares from 500,000,000 to 2,000,000,000 (the “Increase”).

On June 11, 2020, the Board of Directors of the Company approved the Increase, subject to Stockholder approval. The Majority Stockholders approved the Increase by written consent in lieu of a meeting on June 12, 2020. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Increase. The Increase will become effective when we file the Certificate of Amendment (the “Amendment”) with the Secretary of State of the State of Florida twenty (20) days after the Definitive Information Statement is filed and mailed to Stockholders of Record. The Increase is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Dated: June 18, 2020

For the Board of Directors of

The Greater Cannabis Company, Inc.

By:	/s/ Aitan Zacharin
Aitan Zacharin
Chief Executive Officer and Director

RECOMMENDATION OF THE BOARD OF DIRECTORS

ACTIONS TO BE TAKEN

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Board and the Majority Stockholders have adopted and approved an amendment to the Company’s Certificate of Incorporation to increase the number of our authorized shares of common stock from 500,000,000 to 2,000,000,000 (the “Authorized Capital”). The Authorized Capital stock of the Corporation shall therefore be two billion shares (2,000,000,000 shares) of common stock and ten million (10,000,000) shares of Preferred Stock, of which 9,411,998 have been issued as Series A Convertible Preferred Stock and the balance of which may be issued in one or more additional series of preferred stock. The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Company’s preferred stock and any series thereof pursuant to the Company’s Certificate of Incorporation and applicable Florida corporation law.

The rights and privileges terms of the additional authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new issuances of Common Stock, the authorization and subsequent potential issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. The Increase and the creation of additional shares of authorized Common Stock will not alter current stockholders’ relative rights and limitations.

The Certificate of Amendment to the Company’s Certificate of Incorporation that reflects the increase in the authorized Common Stock is attached hereto as Exhibit B. The increase in Authorized Capital will become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Florida, which is expected to occur as soon as is reasonably practicable on or after the twentieth (20th) day following the mailing of this Information Statement to the Company’s stockholders.

Reason for Increase in Authorized Capital

In order to permit us to raise capital or issue our common stock for other business purposes, we need to have available unissued but authorized shares of common stock and therefore need to increase the number of shares of our common stock authorized for issuance.

As a result of the increase in authorized common stock, the Company will be able to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, establishing strategic relationships with corporate partners, acquiring or investing in complementary businesses or products, providing equity incentives to employees, and effecting stock splits or stock dividends. The Company has reserved a significant number of shares of its common stock for conversion of outstanding principal and interest on its convertible notes.

Effects of Increase

In general, the issuance of any new shares of common stock will cause immediate dilution to the Company’s existing stockholders, may affect the amount of any dividends paid to such stockholders and may reduce the share of the proceeds of the Company that they would receive upon liquidation of the Company. Another effect of increasing the Company’s authorized common stock may be to enable the Board of Directors to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (such as private placements) in which the number of the Company’s outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company, even if such party is offering a significant premium over the current market price of the common stock. Such an issuance of shares of common stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this resolution was not presented with the intent that the increase in the Company’s authorized common stock be utilized as an anti-takeover measure.

The increase in the number of the Company’s Authorized Capital from 500,000,000 shares of common stock to 2,000,000,000 shares of common stock by means of an amendment to the Company’s Certificate of Incorporation was approved by the Majority Shareholders.

Amended Certificate of Incorporation

Upon the effectiveness and on the date that is twenty (20) days following the mailing of this Information Statement, the Board of Directors shall have the Company’s Certificate of Amendment to the Articles of Incorporation filed with the State of Florida in order to effect the Increase.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.Annual Report on Form 10-K for the year ended December 31, 2019; and

2. Quarterly Report on Form 10-Q for the quarter ended March 30, 2020.

The Company shall provide, without charge, to each person to whom an Information Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one (1) business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the Information Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Information Statement incorporates), and the address and telephone numbers to which such a request is to be directed.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1. any director or officer of our Company since January 1, 2020 being the commencement of our last completed financial year;

2. any proposed nominee for election as a director of our Company; and

3. any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” To our knowledge, no director has advised that he intends to oppose the Increase as more particularly described herein.

OUTSTANDING VOTING SECURITIES

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share, of which [  ] shares were outstanding as at June 12, 2020 and 10,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 (the “Record Date”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on the Record Date by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

The following table lists, as at the date hereof, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Common Stock (1)
Wayne Anderson (2)	5,647,098	9.29%
TD Ameritrade (3)	4,405,632	7.24%
Aitan Zacharin (4)(5)	84,766,650	58.23%
Mark Radom (4)(5)	74,166,650	54.95%
Elisha Kalfa (5)	74,166,650	54.95%
Yonah Kalfa (5)	74,166,650	54.95%
Fernando Bisker (5)	74,166,650	54.95%
Sigalush LLC (5)	74,166,650	54.95%
David Tavor (4)	15,000,000	19.79%

Officers and directors as a Group (5)	470,599,900	83.91%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible debt or convertible preferred shares currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2020 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of shares of common stock outstanding on April 15, 2020, which was 60,786,011 and the shares issuable upon exercise of options, warrants exercisable, preferred stock and debt convertible on or within 60 days of April 15, 2020.

(1) The number of common shares outstanding used in computing the percentages is 60,786,011.

(2) The address for Mr. Anderson is 244 2nd Ave N., Suite 9, St. Petersburg, FL 33701.

(3) The address for TD Ameritrade is 500/510 Maryville Center Dr, St. Louis, MO 63141.

(4) The shares included under “Officers and Directors as a Group” include those held by Aitan Zacharin, the Company’s chief executive officer, Mark Radom, the Company’s general counsel and David Tavor, director. Aitan Zacharin holds 1,695,333 shares of Series A Convertible Preferred Stock, Mark Radom holds 1,483,333 shares of Series A Convertible Preferred Stock and David Tavor holds 300,000 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible into 50 shares of common stock.

(5) These individuals are persons who received shares of Series A Preferred Shares in connection with the reverse merger described in the Company’s current report on Form 8-K dated August 3, 2018. Each of the persons who received Series A Preferred Shares agreed not to request or effect any conversions of any shares until the Company has increased its authorized shares from 500,000,000 to the greater of (i) (no less than) 600,000,000 or such number of shares as is necessary to accommodate the conversion of all Series A Preferred Shares and the then number of shares of common stock outstanding.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under Florida Corporate Law, the Company’s Articles of Incorporation consistent with above, or Bylaws to dissent from any of the provisions adopted in the Amendment.

ANTI-TAKEOVER EFFECTS OF THE PROPOSED INCREASE

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. Although the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device, it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders. For example, shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Each of these, together with other anti-takeover provisions in our charter documents and provided by Florida law, could potentially limit the opportunity for the Company’s stockholders to dispose of their stock at a premium.

The Company’s articles of incorporation and by-laws do not presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to the Company’s articles of incorporation or by-laws to institute an anti-takeover provision. The Company does not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device or to secure management’s positions within the Company.

EFFECTIVE DATE OF INCREASE

Pursuant to Rule 14c-2 under the Exchange Act, the Preferred Stock Transaction shall not be filed with the Secretary of State of Florida until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the action contemplated hereby will be effected on or about the close of business on July 6, 2020.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement, which describes the purpose and effect of the above action. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our Stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, The Greater Cannabis Company, Inc. has duly caused this report to be signed by the undersigned hereunto authorized.

THE GREATER CANNABIS COMPANY, INC.

By:
Aitan Zacharin
President, CEO and Director